EXHIBIT 99.3

For Immediate Release

Stem Cell Therapy International, Inc.

13406 Racetrack Road #233,

Tampa, FL 33626

STEM CELL THERAPY INTERNATIONAL, INC. AND HISTOSTEM KOREA

ANNOUNCE $5 MILLION FINANCING COMMITMENT

Financing to Provide Resources for Ongoing Development of Stem Cell Products and

Research Initiatives

TAMPA, Fla. – November 3, 2009 – Stem Cell Therapy International Inc. (OTC: SCII) and its soon to be subsidiary, Histostem Ltd. of South Korea (“Histostem”), announced that they have entered into a definitive agreement for up to a $5 million investment commitment with Socius Life Science Capital Group, LLC. The Company’s plan is to have funds available no later than December 31, 2009 and use the proceeds for various growth initiatives, including the launch of its stem cell based facial cream, the initiation of clinical trials, maintaining and advancement of current GMP facility as well as ongoing working capital and general corporate purposes.

David Stark, Stem Cell Therapy’s President and CEO, stated, “This financing was established at terms we believe are favorable to the Company and comes at an exciting point in our development as we work towards the completion of the pre-closing terms of the merger of Stem Cell Therapy and Histostem. The combined company would bring together the medical expertise, stem cell supply, technology, and products and to give us a leadership role in the fields of regenerative research, medicine, and cosmetic treatments. Among other growth initiatives, this financing once funded will allow us to build the distribution infrastructure for the roll out of our stem cell based cosmetic products and to begin protocols for various clinical trials.”

The facility provides the mechanism for the Company to issue shares of redeemable cumulative preferred stock from time to time in multiple tranches. The preferred will accrue dividends annually at a rate of 10% from each investment date, payable in additional shares of preferred stock. The Company has issued a warrant to purchase shares of common stock at the maximum allowable number based on $0.159 per common shares, which the Company must in turn, register all shares underlying the warrant, and satisfy other closing conditions, which are required prior to drawing down the first tranche. The warrant vests with each tranche draw, at an exercise price equal to the closing bid price of the Company’s common stock on the day immediately preceding the tranche notice date, with respect to that number of warrant shares equal to 135% of the dollar amount of the tranche divided by the exercise price. The financing is subject to customary closing conditions. The Company plans to file a form 8-K to provide more details of the financing.

About Stem Cell Therapy International, Inc.

Stem Cell Therapy International, Inc. (OTC; SCII) is in the field of regenerative medicine. SCII (soon to have its name changed to AmStem Corporation) is a company devoted to the treatment of patients with stem cell transplantation therapy as well as providing the supplies of biological solutions containing new lines of stem cell products.

About AmStem International Corporation

AmStem is a new biotechnology company based in Northern California, in the watershed of stem cell innovation fueled by President Obama’s recent announcement to lift certain funding limitations for stem cell research. AmStem provides biotherapeutic and cosmetic stem cell products, stem cell collection and storage know-how, and access to nanotechnology vital to cutting edge stem cell research. Its web site is under construction at www.amsteminc.com

About Histostem Co. Ltd.:

Histostem was founded in Seoul, Korea in 2000, to date it has treated more than 500 patients with stem cells and currently has approximately 50 full-time employees and several part-time employees. Histostem’s intellectual property portfolio consists of six patents that have been granted and 5 patents pending. To its knowledge Histostem is one of the very few stem cell companies in the world currently earning several million dollars in income from its products and technology. A comprehensive list of Histostem’s achievements can be found at the company’s website http://www.histostem.co.kr (click on English version when entering the site).

Forward-Looking Statements

Some of the statements included in this press release, particularly those anticipating future clinical and business prospects for Stem Cell Therapy International, Inc., may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to obtain necessary capital, our ability to successfully complete the merger, successfully complete clinical trials; our ability to meet anticipated development timelines, our ability to establish global market for the cord blood cells, clinical trial results, successfully consummate future acquisitions, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

CONTACTS:

Stem Cell Therapy International, Inc.

(813) 283-2556

Investor relations:

Jennifer Belodeau/John Nesbett

Institutional Marketing Services (IMS)

203.972.9200

IR@amsteminc.com

David Stark, CEO

DStark@amsteminc.com

Andrew Norstrud, CFO

Anorstrud@amsteminc.com